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                                                                   EXHIBIT 99.12

FORM OF LETTER AGREEMENT BETWEEN SMART & FINAL INC. AND MERRILL LYNCH & CO. AND
              MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED


                                                                     May 3, 1999

Martin A. Lynch
Executive Vice President
and Chief Financial Officer
Smart & Final Inc.
600 Citadel Drive
Commerce, California  90046

Gentlemen:

1. We understand that Smart & Final Inc. ("Smart & Final," or the "Company"), proposes to conduct an offering of rights to purchase its common stock, par value $.01 per share (the "Rights Offering"), pursuant to the registration statement on Form S-3 filed with the Securities and Exchange Commission on April 2, 1999, which has not yet been declared effective.

2. The Company has requested that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") provide a letter (the form of which is attached hereto as Annex A) to be used solely in the United States, Guam and Puerto Rico in connection with the Rights Offering for the sole purpose of compliance with certain provisions of the various U.S. state securities laws. Merrill Lynch makes no representation hereunder, and assumes no responsibility to ensure, that use of Merrill Lynch's letter is or will be sufficient to satisfy such state securities law and any other legal and regulatory requirements, including the qualification or exemption of the shares of common stock of Smart & Final in such states. Merrill Lynch also makes no representation hereunder, and assumes no responsibility to ensure, that the Rights Offering complies with all regulations and laws of the United States or that the rights and the shares of common stock of Smart & Final related thereto have been issued in compliance with the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder. This letter agreement is to confirm our understanding with respect to Merrill Lynch's engagement.

3. Smart & Final agrees to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons (Merrill Lynch and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, domestic or foreign, or otherwise related to or arising out of the engagement of Merrill Lynch pursuant to, and the performance by Merrill Lynch or its affiliates of the services contemplated by, this letter agreement or the Rights Offering, and in each case, will promptly reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or their respective security holders, creditors or affiliates related to or arising out of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch or its affiliates of the services contemplated by, this letter agreement.

    If the indemnification of an Indemnified Party provided for in this letter is for any reason held unenforceable or is insufficient in respect of any losses, claims, damages, liabilities or expenses suffered by an Indemnified Party,
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    the Company agrees to contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Merrill Lynch, on the other hand, of the transactions contemplated by this letter agreement (whether or not such transactions are consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Merrill Lynch, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Merrill Lynch of the transactions contemplated shall be deemed to be in the same proportion that the total consideration to be received or receivable by the Company under the Rights Offering, as a result of or in connection with the Rights Offering, bears to the expenses of Merrill Lynch incurred in connection with this letter agreement if actually reimbursed by the Company to Merrill Lynch under this letter agreement; provided, however, that, to the extent
                                 ------------------
    permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate expenses of Merrill Lynch actually reimbursed by the Company to Merrill
    Lynch under this letter agreement.

    The Company agrees that, without Merrill Lynch's prior written consent, they will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement, whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding, unless such settlement, compromise or consent includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising our of such claim, action or proceeding and does not include any statements as to admission of fault, culpability or failure to act by or on behalf or any Indemnified Party.

    The Company acknowledges and agrees that Merrill Lynch has been retained solely for the purposes set forth herein and that the letter referred to in paragraph 2 hereof will only be distributed or used in the United States, Guam and Puerto Rico. In such capacity, Merrill Lynch shall act as an independent contractor, and any duties of Merrill Lynch arising our of its engagement pursuant to this letter agreement shall be owed solely to the Companies.

4. Merrill Lynch's engagement hereunder will terminate upon the closing of the Rights Offering, it being understood that the provisions relating to indemnification, limitations of the liability of Indemnified Parties, contribution, settlements, the status of Merrill Lynch as an independent contractor, the limitation as to whom Merrill Lynch shall owe any duties, waiver of right to trial by jury and provisions relating to governing law, agent for service of process, submission to jurisdiction and waiver of immunity will survive any such termination.

5. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Merrill Lynch for all reasonable expenses incurred by it as they are incurred in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

6. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound.

7. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state (without giving effect to the conflicts of law principles thereof).

8. Merrill Lynch and the Company (in their own behalf and, to the extent permitted by applicable law, on behalf of their shareholders, as the case may be) waives all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising our of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, this letter agreement.
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    Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Merrill Lynch the duplicate copy of this letter agreement enclosed herewith.

                                     Very truly yours,

                                     MERRILL LYNCH & CO.

                                     MERRILL LYNCH, PIERCE, FENNER & SMITH,
                                                  INCORPORATED

                                     By:
                                        ----------------------------------------
                                        Name: Mark Vander Ploeg
                                        Title: Managing Director
                                        Investment Banking Group

Accepted and Agreed
to as of the date first
written above:

By:
   -----------------------------
   Martin A. Lynch
   Executive Vice President and Chief Financial Officer
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                                    ANNEX A

        LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

     This letter is furnished in connection with the enclosed materials related to the offering of rights to purchase shares of common stock of Smart & Final Inc. (the "Rights Offering").

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") is acting solely as the agent for the Rights Offering (please see enclosed prospectus for details). To the extent required by applicable law in certain jurisdictions, rights to purchase common stock of Smart & Final Inc. are offered through Merrill Lynch.

     Merrill Lynch does not assume any responsibility for the attached materials relating to the Rights Offering which were prepared by Smart & Final Inc. and does not recommend or endorse any action by you concerning the materials.

     Questions regarding the Rights Offering should be directed to:

     ChaseMellon Shareholder Services, L.L.C.

     1-888-224-2745

                                 Merrill Lynch, Pierce, Fenner & Smith
                                              Incorporated